Exhibit 3.1

MITCHAM INDUSTRIES, INC.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

9.00% SERIES A CUMULATIVE PREFERRED STOCK

Pursuant to Section 21.155 of the

Texas Business Organizations Code

Mitcham Industries, Inc., a Texas corporation (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board of Directors”) pursuant to the authority of the Board of Directors as required by Section 21.155 of the Texas Business Organizations Code.

WHEREAS, the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) authorize the issuance of up to one million (1,000,000) shares of preferred stock of the Company, par value $1.00 per share (“Preferred Stock”), in one or more series, and expressly authorizes the Board of Directors, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in such series of Preferred Stock and the rights, preferences, privileges and restrictions of the shares of such series;

WHEREAS, the Board of Directors created a series of Preferred Stock called the “9.00% Series A Cumulative Preferred Stock” (the “Series A Preferred Stock”) pursuant to the Certificate of Designations, Preferences and Rights of 9.00% Series A Cumulative Preferred Stock, filed with the Secretary of State of the State of Texas on June 8, 2016 (the “Certificate of Designations”); and

WHEREAS, the Board of Directors believes that it is advisable and in the best interests of the Company and its stockholders to amend the Certificate of Designations to increase the number of shares constituting the Series A Preferred Stock from 320,000 to 820,000.

RESOLVED, that Section 1 of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as “9.00% Series A Cumulative Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 820,000 shares.

[Signature on Following Page]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed in its name and on its behalf on this 7th day of October, 2016.

MITCHAM INDUSTRIES, INC.

By:	/s/ Robert P. Capps
Name:	Robert P. Capps
Title:	Co-Chief Executive Officer, Executive Vice
President—Finance and Chief Financial Officer

Signature Page to

Certificate of Amendment